Exhibit 99


NEWS RELEASE
                           FOR:              AMERICAN WHITE CROSS, INC.

                           CONTACT:          Scott Vertrees
                                             Vice Chairman
                                             (714) 248-8900

                                             Thomas Rallo
                                             Senior Vice President,
                                             Finance and Administration
                                             (860) 779-4114

FOR IMMEDIATE RELEASE


                 AMERICAN WHITE CROSS, INC. REACHES AGREEMENT ON
                PRINCIPAL TERMS OF PLAN TO EMERGE FROM BANKRUPTCY


     DAYVILLE, CT., MAY 6, 1997 -- American White Cross, Inc. - DIP (Nasdaq:
AWCIQ) today announced it has reached an agreement with its major lenders and Official Committee of Unsecured Creditors on the principal terms of a formal plan of reorganization.

     The terms provide for the treatment of all existing creditors, and call for the Company's unsecured creditors to exchange their claims for common stock in the reorganized company. Existing shareholders would exchange their shares for approximately 3% of the reorganized company.

     A formal plan of reorganization is expected to be filed with the Bankruptcy Court in approximately four weeks. The plan of reorganization and the proposed treatment of creditors and shareholders thereunder is subject to solicitation of acceptances of the plan and approval of the Bankruptcy Court. The Company's agreement with its creditors requires that the Company emerge from Chapter 11 no later than August 31, 1997.

     This agreement follows the completion of the divestiture of the Company's cotton products business on April 22, 1997, which is intended to allow the Company to focus on its core first aid business, which includes adhesive bandages, medical tapes, sterile bandages, operating room sponges, esmark bandages and other first aid related products. The Company

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also sells adhesive bandages under its own national brands, including Looney
Tunes(TM) (marketed under license from the Warner Bros. Division of Time Warner Entertainment Company L.P.) and STAT-STRIP(R) (easy opening bandages).